Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Monroe Federal Bancorp, Inc. of our report dated June 12, 2024, on the financial statements of Monroe Federal Savings and Loan Association included in the Prospectus contained in such Registration Statement and to the reference to us under the heading “Experts” in the Prospectus.

Wipfli LLP

June 13, 2024

Eau Claire, Wisconsin